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------                                                 OMB APPROVAL
FORM 4                                                 ------------
------                                     OMB Number:                3235-0104
                                           Expires:  December 31, 2001
                                           Estimated average burden
                                           Hours per response               0.5

                 UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATION          Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
McCaughey         Betsy                        Genta Incorporated (Nasdaq: GNTA)                to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
(Last)          (First)          (Middle)      3. IRS Identification      4. Statement for      ----              ---
c/o Genta Incorporated                            Number of Reporting        Month/Year             Officer (give    Other (specify
Two Oak Way                                       Person, if an entity       06/2001            ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)
                                                                                              --------------------------------------
Berkeley Heights   NJ                07922                                5. If Amendment,
---------------------------------------------                                Date of Original
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person

                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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

 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     From           direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock, par value $.001
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one reporting person, see Instruction
5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

                                 SEC 1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options to acquire         $13.16       6/14/01        A                       6/14/02 6/14/11   Common   24,000
Common Stock(1)                                                                                  Stock,
                                                                                                  par
                                                                                                 value
                                                                                                 $.001
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

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

Options to acquire           24,000                         D
Common Stock(1)
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Explanation of Responses:

(1)      These options were granted upon election as a Director of Genta
         Incorporated. These options vest equally over the next three (3) years.

**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.                                                   /s/ Betsy McCaughey               July 19, 2001
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              -------------------------------   -------------
                                                                                **Signature of Reporting Person   Date

Note:    File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB NUMBER.